SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Mellon Financial Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Mellon	Mellon Financial Corporation One Mellon Center Pittsburgh, PA 15258-0001 March 11, 2002

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Mellon Financial Corporation in Pittsburgh on Tuesday, April 16, 2002, at 10:00 A.M. Further information about the meeting and the matters to be considered is contained in the formal Notice of Annual Meeting and Proxy Statement on the following pages.

It is important that your shares be represented at this meeting. Whether or not you plan to attend, we hope that you will sign, date and return your proxy form promptly in the enclosed envelope or vote your shares by the Internet or telephone as described on the proxy form. Completing and returning the enclosed Proxy or voting by the Internet or telephone will not limit your right to vote in person or to attend the meeting.

Sincerely,
Martin G. McGuinn
Chairman and Chief Executive Officer

Mellon

One Mellon Center
Pittsburgh, Pennsylvania 15258-0001

Notice of Annual Meeting of Shareholders

To the Shareholders:

On Tuesday, April 16, 2002, Mellon Financial Corporation (the “Corporation”) will hold its 2002 Annual Meeting of Shareholders on the 10th Floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania. The meeting will begin at 10:00 A.M.

Only shareholders of record at the close of business on February 14, 2002, can vote at this meeting or any adjournments that may take place. At the meeting we will consider and act upon the following:

1.	The election of directors;

2.	The ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2002; and

3.	Such other business as may properly come before the meeting.

Enclosed are a Proxy Statement, a proxy form, an addressed return envelope and the Corporation’s 2001 Annual Report (which consists of the 2001 Summary Annual Report and 2001 Financial Annual Report). All shareholders, whether or not they expect to be present at the meeting, are requested to mark, sign and date the proxy form and to return it in the addressed envelope promptly or vote by the Internet or telephone as described on the proxy form. Shareholders who plan to attend the meeting in person are also requested to complete and return the reservation form that appears at the end of the Proxy Statement. Shareholders who attend the meeting may, if they wish, vote in person even though they have previously voted.

By Order of the Board of Directors
Carl Krasik
Secretary

March 11, 2002

Mellon

One Mellon Center
Pittsburgh, Pennsylvania 15258-0001

Proxy Statement

March 11, 2002

The Board of Directors of Mellon Financial Corporation (the “Corporation”) is soliciting your proxy for the Corporation’s Annual Meeting of Shareholders scheduled to be held on Tuesday, April 16, 2002. Proxies are being solicited from holders of the Corporation’s common stock, par value $0.50 per share (the “Common Stock”). Holders of Common Stock are entitled to one vote for each share held and are not entitled to cumulative voting.

You may vote either by returning the enclosed proxy form or through the Internet or by telephone. Registered holders with addresses outside the United States may not be able to vote by telephone. The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. on April 15, 2002. The Internet and telephone voting procedures are described on the enclosed proxy form and are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Whether you vote by proxy form, through the Internet or by telephone, your shares will be voted as you direct. If you sign and return your proxy form or vote by the Internet without providing voting directions, your shares will be voted at the annual meeting in accordance with the recommendations of the Board of Directors as follows: Proxy Item 1—FOR the election as directors of the nominees of the Board of Directors set forth below; and Proxy Item 2—FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year 2002. If you vote by telephone, you must provide voting directions as to each Proxy Item. Regardless of your method of voting, you may revoke your proxy before it is voted at the meeting by completing and returning a proxy form with a later date, by voting by telephone or on the Internet at a later date and prior to the close of the telephone or Internet voting facilities, by writing to the Secretary of the Corporation and stating that you are revoking your earlier proxy or by voting in person at the meeting. If you vote more than once, your latest vote will be counted.

Unless you otherwise direct, the persons appointed proxies to vote at the annual meeting may vote or act in accordance with their judgment on any other matters properly presented for action at the meeting.

The close of business on Thursday, February 14, 2002, has been set by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting or any adjournment of that meeting. As of that date, the Corporation had outstanding 443,333,517 shares of Common Stock. The Corporation’s transfer agent holds in confidence proxies, ballots and voting tabulations that identify individual holders of Common Stock. Individual votes will not be disclosed to the Corporation by the transfer agent except as may be necessary to meet legal requirements, in the case of a contested proxy solicitation or as may be requested by the particular shareholder. The distribution of these proxy materials, consisting of the Notice of Annual Meeting, the Proxy Statement and the proxy form, together with the Corporation’s 2001 Annual Report (consisting of the 2001 Summary Annual Report and 2001 Financial Annual Report), is expected to commence on or about March 11, 2002.

ELECTION OF DIRECTORS (Proxy Item 1)

The By-Laws of the Corporation provide that the directors will serve in three classes, as nearly equal in number as possible, with each class of directors serving a staggered, three-year term of office. At each annual meeting of shareholders, a class consisting of approximately one-third of the Corporation’s directors is elected to hold office for a term expiring at the annual meeting held in the third year following the year of their election and until their successors have been duly elected and qualified. The By-Laws also provide that the Corporation’s Board of Directors shall consist of such number of directors as shall be fixed from time to time by a majority vote of the full Board of Directors. The Board of Directors has fixed the number of directors at 15, effective with the 2002 Annual Meeting of Shareholders, and has nominated four directors for election at this Annual Meeting. J. W. Connolly, Steven G. Elliott, Robert Mehrabian and Wesley W. von Schack, all of whom are currently serving as directors of the Corporation, are nominated to the class of directors whose terms end in 2005.

Charles A. Corry, currently serving in the class of directors whose terms expire in 2002 and also currently serving as Chairman of the Corporation’s Human Resources Committee and as Vice Chairman of its Nominating Committee, has announced his intention to retire from the Board of Directors effective with the 2002 Annual Meeting of Shareholders.

Any vacancies in the Board of Directors resulting from death, retirement, resignation, disqualification, removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors that occurs between annual meetings of shareholders, will be filled by a majority vote of the remaining directors then in office. Directors so chosen to fill vacancies will hold office until the expiration of the term of the class to which they have been elected.

If one or more of the nominees is unable or unwilling to serve as a director, the persons named as proxies will vote for the election of such substitute nominee, if any, as shall be named by the Nominating Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, as each of the nominees has expressed a willingness to serve if elected.

Biographical Summaries of Nominees and Directors

Information regarding the nominees for election at this year’s annual meeting, as well as information regarding the continuing directors whose terms expire in 2003 and 2004, is set forth below. The shareholders at the Corporation’s 1999 annual meeting of shareholders previously elected each of the nominees except for Mr. Elliott. The Board of Directors elected Mr. Elliott a director in 2001.

NOMINEES FOR DIRECTOR—TERM EXPIRES 2005

J. W. Connolly	Director Since 1989	Age 68

Retired Senior Vice President, H. J. Heinz Company (food manufacturer).
Mr. Connolly serves on the Corporation’s Executive Committee, Audit
Committee, Human Resources Committee and Nominating Committee
(Chairman).

Steven G. Elliott	Director Since 2001	Age 55

Senior Vice Chairman of the Corporation and of Mellon Bank, N.A. (“Mellon
Bank”) (2001). From 1999-2001, Mr. Elliott served as Senior Vice Chairman and Chief Financial Officer of the Corporation and Mellon Bank. From 1998
to 1999, Mr. Elliott served as Senior Vice Chairman and Chief Financial
Officer of Mellon Bank and Vice Chairman and Chief Financial Officer of the
Corporation. From 1992 to 1998, he served as Vice Chairman and Chief
Financial Officer of the Corporation and of Mellon Bank. Mr. Elliott serves on the Corporation’s Executive Committee.

Robert Mehrabian	Director Since 1994	Age 60

Chairman, President and Chief Executive Officer, Teledyne Technologies
Incorporated (advanced industrial technologies) (1999). From 1997 to 1999,
Dr. Mehrabian served as Executive Vice President and Segment Executive,
Aerospace, Electronics and Industrial, of Allegheny Teledyne Incorporated
(specialty metals and diversified businesses). Through mid-1997, Dr.
Mehrabian served as President of Carnegie Mellon University (private co-
educational research university). Dr. Mehrabian is also a director of PPG
Industries, Inc. He serves on the Corporation’s Executive Committee, Audit
Committee and Technology Committee (Chairman).

Wesley W. von Schack	Director Since 1989	Age 57

Chairman, President and Chief Executive Officer, Energy East Corporation
(energy services company). Mr. von Schack is also a director of Energy East
Corporation and RTI International Metals, Inc. He serves on the
Corporation’s Executive Committee, Community Responsibility Committee
(Chairman), Human Resources Committee (Vice Chairman), Nominating
Committee and Technology Committee.

DIRECTORS—TERM EXPIRES 2003

Burton C. Borgelt	Director Since 1991	Age 69

Retired (1996) Chairman and Chief Executive Officer, Dentsply
International, Inc. (manufacturer of dental products). Mr. Borgelt is also a director of Dentsply International, Inc. He serves on the Corporation’s
Community Responsibility Committee and during 2001 served on the Trust and Investment Committee.

Carol R. Brown	Director Since 1992	Age 68

Retired (2001) President, The Pittsburgh Cultural Trust (cultural and economic growth organization). Mrs. Brown serves on the Corporation’s
Community Responsibility Committee (Vice Chairman) and Human
Resources Committee.

Seward Prosser Mellon	Director Since 1972	Age 59

President and Chief Executive Officer, Richard K. Mellon and Sons (investments) and Richard King Mellon Foundation (philanthropy).

Mark A. Nordenberg	Director Since 1998	Age 53

Chancellor, University of Pittsburgh (major public research university). He serves on the Corporation’s Community Responsibility Committee and Nominating Committee.

William E. Strickland Jr.	Director Since 2001	Age 54

President and Chief Executive Officer, Manchester Bidwell Corporation
(education of inner-city youth and economically disadvantaged individuals).
He serves on the Corporation’s Community Responsibility Committee.

DIRECTORS—TERM EXPIRES 2004

Jared L. Cohon	Director Since 1998	Age 54

President, Carnegie Mellon University (private coeducational research university) (1997). From 1992 to 1997, Dr. Cohon served as Dean of the
School of Forestry and Environmental Studies at Yale University. Dr. Cohon
is also a director of American Standard Companies Inc. He serves on the
Corporation’s Audit Committee and during 2001 served on the Trust and
Investment Committee.

Ira J. Gumberg	Director Since 1989	Age 48

President, Chief Executive Officer and director, J.J. Gumberg Co. (real estate investment and development). Mr. Gumberg is also a director of
Jo-Ann Stores, Inc. He serves on the Corporation’s Executive Committee and Audit Committee (Chairman) and during 2001 served on the Trust and
Investment Committee (Chairman).

Edward J. McAniff	Director Since 1994	Age 67

Of Counsel to O’Melveny & Myers (full-service law firm), where Mr. McAniff was a partner from 1970 through January 31, 1999. Mr. McAniff is also
Visiting Professor of Law, University of Oregon Law School and Adjunct
Professor of Law, UCLA Law School (major public university law schools).
He serves on the Corporation’s Community Responsibility Committee and
during 2001 served on the Trust and Investment Committee.

Martin G. McGuinn	Director Since 1998	Age 59

Chairman and Chief Executive Officer of the Corporation (1999) and
Chairman, President and Chief Executive Officer of Mellon Bank (2001).
From 1998 to 2001, Mr. McGuinn served as Chairman and Chief Executive
Officer of Mellon Bank and from 1998-1999 served as Vice Chairman of the
Corporation. From 1990 to 1998, Mr. McGuinn was Vice Chairman of the
Corporation and of Mellon Bank. He serves as Chairman of the
Corporation’s Executive Committee.

David S. Shapira	Director Since 1986	Age 60

Chairman, Chief Executive Officer and director, Giant Eagle, Inc. (retail grocery store chain). Mr. Shapira is also a director of Equitable Resources,
Inc. He serves on the Corporation’s Executive Committee, Audit Committee
(Vice Chairman) and Technology Committee and during 2001 served on the
Trust and Investment Committee (Vice Chairman).

Joab L. Thomas
Director Since 1993
Age 69

President Emeritus, The Pennsylvania State University (major public research university). Dr. Thomas serves on the Corporation’s Human Resources Committee and Technology Committee.

Action by Shareholders

The four nominees receiving the highest numbers of votes cast at the annual meeting by all holders of shares of Common Stock will be elected as directors for terms expiring in 2005. A vote indicated as withheld from a nominee will not be cast for such nominee but will be counted in determining the presence of a quorum.

With respect to the election of directors (Proxy Item 1), the Board of Directors recommends a vote FOR the election of all nominees.

THE BOARD AND ITS COMMITTEES; DIRECTORS’ COMPENSATION; ADVISORY BOARD

The Board of Directors held 11 regular meetings during 2001. Each incumbent director attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which he or she was a member during the period served in 2001. With the exception of the Executive Committee, all Board committees are composed of directors who are not officers of the Corporation.

The committees of the Board of Directors and a general description of their respective duties follow:

Executive Committee

The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Corporation between meetings of the Board. The Committee also reviews significant corporate matters and recommends action as appropriate to the Board. The Executive Committee met four times during 2001.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of (i) the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance, (ii) the independence and performance of the Corporation’s independent auditors and internal auditors and (iii) compliance with legal and regulatory requirements. It provides an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors. The Head of the Corporation’s Audit and Risk Review Department meets with the Committee at each meeting of the Committee, and the Corporation’s independent public accountants meet with the Committee at least quarterly, with and without representatives of management present, to review accounting, auditing and financial reporting matters, including the review of audit plans. The Committee is also responsible for reviewing significant reports from regulatory authorities, other than those reports that are reviewed by the Community Responsibility Committee. The Corporation’s independent public accountants are appointed by the Board of Directors upon the Committee’s recommendation and ratified by the shareholders. The Audit Committee met eight times during 2001. See “Audit Committee Report” on pages 23 and 24. Effective January 15, 2002, the Audit Committee assumed all of the responsibilities of the Trust and Investment Committee (described below) that were consistent with its Charter and function as an audit committee. This action reflected the repositioning actions taken by the Corporation in 2001 (and particularly in the fourth quarter) to sharpen its strategic focus as a fee-based provider of financial services for institutions, corporations and affluent individuals.

Nominating Committee

The Nominating Committee recommends to the Corporation’s Board and to the Boards of its various significant subsidiaries such as Mellon Bank, Mellon Bank (DE) National Association, Mellon United National Bank, Mellon 1st Business Bank, Boston Safe Deposit and Trust Company (collectively the “Banks”), The Boston Company and The Dreyfus Corporation, candidates for nomination for election as directors of the Corporation and of those respective entities.

The Committee considers nominees recommended by shareholders for election as directors of the Corporation. To make such a recommendation, a shareholder should submit in writing the name, address and qualifications of the proposed nominee to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001. In addition, Article 2, Section 4 of the Corporation’s By-Laws sets forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at a meeting of shareholders. Those procedures include a requirement for written notice to the Corporation at least 90 days prior to the anniversary date of the previous year’s annual meeting of shareholders. For the Corporation’s annual meeting to be held in 2003, the notice deadline under the By-Law will be January 16, 2003.

The Committee also reviews and recommends to the Corporation’s Board and the Boards of its various significant subsidiaries policies relating to (a) practices and responsibilities of the Boards and their various committees and (b) the components of directors’ compensation. The Nominating Committee met two times during 2001.

Human Resources Committee

The Human Resources Committee establishes the compensation and benefits of the Chairman and Chief Executive Officer, the Senior Vice Chairman and such other senior officers of the Corporation and its subsidiaries as it decides. The Committee also generally advises and assists management in implementing programs designed to assure the selection and development of key personnel and reviews reports regarding the operation and administration of the Corporation’s employee benefit plans. The Committee administers the Corporation’s Profit Bonus Plan and Long-Term Profit Incentive Plan (1996), including the making of awards thereunder. The Human Resources Committee met nine times during 2001. See “Compensation Committee Report” beginning on page 20.

Trust and Investment Committee

Effective January 15, 2002, the Audit Committee assumed all of the responsibilities of the Trust and Investment Committee that were consistent with its Charter and function as an audit committee. Responsibilities of the Trust and Investment Committee not assumed by the Audit Committee will be discharged by the full Board of Directors. The Trust and Investment Committee assisted the Board of Directors in fulfilling its oversight responsibilities with respect to the Corporation’s trust and investment activities. It oversaw the appropriate policies for trust and investment activities conducted by the Corporation’s subsidiaries. It received and reviewed periodic audits of and regulatory reports concerning (i) the trust and investment activities of the Corporation’s subsidiaries and (ii) the administration of assets held by such subsidiaries in a fiduciary capacity. It also provided an avenue of communication among the independent auditors, management, the internal auditors and the Board of Directors with respect to trust and investment activities. The Trust and Investment Committee met six times during 2001.

Community Responsibility Committee

The Community Responsibility Committee has general oversight responsibility for the Corporation’s policy concerning overall compliance with the Community Reinvestment Act (“CRA”) and Fair Lending laws. In addition, the Committee has specific responsibilities for reviewing the Corporation’s overall policy and goals concerning CRA and Fair Lending activities, monitoring each Bank’s compliance and reviewing the report of the Corporation’s contributions program. The Committee reviews the examination reports of the Corporation and the Banks by regulatory authorities concerning CRA and Fair Lending compliance and renders a report to the Board with respect to these matters. The Community Responsibility Committee met three times during 2001.

Technology Committee

The Technology Committee has general oversight responsibility for the role of technology and its use throughout the Corporation. It advises and assists management in the formulation and implementation of operating and strategic plans designed to take full advantage of existing and emerging technology. It monitors the performance of technology throughout the Corporation. The Technology Committee met four times during 2001.

Directors’ Compensation

Each director of the Corporation who does not receive a salary from the Corporation or one of its subsidiaries currently receives a monthly retainer of $2,500 and, in addition, a fee of $1,200 for each meeting at which such director renders services to the Corporation, including meetings of shareholders, the Board of Directors or any committee of the Board on which he or she serves, and separate meetings (if any) with senior management of the Corporation at which services are rendered. In addition, each director who serves as a Committee Chairman receives an annual retainer of $4,500. The directors also serve as the Board of Directors of Mellon Bank and are paid a fee of $700 for attending meetings of that Board on a day when the Corporation’s Board of Directors does not meet. Non-employee directors may defer all or a portion of their fees pursuant to the terms of the Corporation’s 1990 Elective Deferred Compensation Plan for Directors and Members of the Advisory Board (the “Directors Deferred Compensation Plan”), which pays interest at a rate based on the 120-month moving average rates on 10-year Treasury Notes, plus a premium based on years of service, subject to a floor of 7.5% for periods from and after January 2002. Effective January 1, 2002, directors may also invest their future deferrals in certain variable return funds.

In addition, non-employee directors receive stock option grants under the Corporation’s Stock Option Plan for Outside Directors (2001) (the “Directors Option Plan (2001)”), a plan under which options to purchase 3,300 shares of Common Stock are granted to non-employee directors each year on the third business day following the Corporation’s annual meeting of shareholders. All options have a term of 10 years from the regular grant date, become fully exercisable one year from the regular grant date, and have an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date. Non-employee directors (if any) elected between annual meetings receive an option grant covering a prorated number of shares and with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the grant date but with all other terms identical to those options granted under the Directors Option Plan (2001) on the regular grant date. If the director’s service ceases for any reason other than death, disability or completion of term of service, options that have not become exercisable are forfeited. In the event of a change in control of the Corporation, as defined, all unvested option grants under the Directors Option Plan (2001) would become immediately exercisable. Options that have become exercisable remain exercisable throughout their 10-year term, regardless of whether the optionee is a director at the time of exercise. In April 2001, each non-employee director was granted an option covering 3,300 shares of Common Stock at an exercise price of $42.50 per share. In June 2001, Mr. Strickland was granted an option covering 2,894 shares of Common Stock at an exercise price of $45.70 per share.

As part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Giving Program that is informally funded by Corporation-owned life insurance policies on the directors. Under the program, upon a director’s death the Corporation will donate up to an aggregate of $250,000 over a 10-year period to one or more qualifying charitable organizations designated by the director. A director must have served on the Board for three years to be eligible to participate. The program is not expected to result in any material cost to the Corporation.

As a further part of its overall program to promote charitable giving, the Corporation has established a Directors’ Charitable Matching Gift Program. Under this Program, the Corporation will match on a 1 to 1 basis donations by non-employee directors to qualifying charitable organizations up to a maximum of $5,000 per director per calendar year.

Advisory Board

The Corporation’s Advisory Board provides general policy advice and assistance on various business matters to the Board and management of the Corporation. Advisory Board members participate in meetings and other activities of the Board of Directors and Committees of the Board but are not entitled to vote or take part in any formal action by the Board or Committees of the Board. In 1999, the Board of Directors revised the Corporation’s Board Policies to express an intention to phase out the Advisory Board over time. Under revised Board Policies, any person (1) who had reached age 65 at December 31, 1999 but who has not reached age 72 at the time of his or her election to the Advisory Board and (2) who has served on the Corporation’s Board of Directors is eligible for election or reelection by the Board of Directors to the Advisory Board. In lieu of service on the Advisory Board, such eligible persons may elect to receive upon retirement from the Board a lump sum payment equal to the estimated present value of two years of Advisory Board compensation. Advisory Board members receive the same compensation, including option grants, as members of the Board of Directors. The lump sum payment would be made to their Directors Deferred Compensation Plan account or in cash if they do not participate in the Directors Deferred Compensation Plan.

BUSINESS RELATIONSHIPS AND RELATED TRANSACTIONS

Certain directors and executive officers of the Corporation and their associates were customers of and had transactions with one or more of the Banks or other subsidiaries of the Corporation in the ordinary course of business during 2001. Similar transactions may be expected to take place in the future. Loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility, nor did they present other unfavorable features. The Banks, in the ordinary course of business, also engage in purchases and sales of government and municipal securities and in other money market and foreign exchange transactions with certain directors and executive officers of the Corporation and their associates. In addition, the Banks and other subsidiaries act as transfer agent for and as fiduciaries, custodians or recordkeepers under various employee benefit plans of and as investment managers to certain customers, officers of which are directors of the Corporation and of Mellon Bank.

During 2001, the purchase of goods and services, or the lease of property, by the Corporation, the Banks or other subsidiaries of the Corporation in the ordinary course of business included transactions with various director-related companies. The amounts involved in these transactions were in no case material in relation to the business of the Corporation. It is also believed that the amounts involved in such transactions, as well as the transactions themselves, were not material in relation to the business of any such director-related company and that no director had a material interest in any such transaction. As part of the sale of its mid-Atlantic region retail banking business to Citizens Financial Group, Inc. (“Citizens”), the Corporation paid $10 million to Giant Eagle, Inc. in connection with a consent by Giant Eagle, Inc. to the assignment to Citizens of leases of branch and similar facilities located in Giant Eagle stores. The Corporation also made payments of approximately $1,925,000 to Giant Eagle, Inc. in 2001, substantially all of which were ordinary course payments under leases that were subsequently assigned to Citizens. David S. Shapira, a director of the Corporation, is Chairman, Chief Executive Officer and a director of Giant Eagle, Inc., and he, his wife, his children, trusts for the benefit of his children and members of his extended family own approximately 20% of its total equity interests. The law firm of O’Melveny & Myers performed legal services for the Corporation during 2001. Edward J. McAniff, a director of the Corporation, is Of Counsel to O’Melveny & Myers. The amounts paid by the Corporation to O’Melveny & Myers were not material to the Corporation or, it is believed, to O’Melveny & Myers.

BENEFICIAL OWNERSHIP OF STOCK

Directors, Nominees and Executive Officers

The following table sets forth, as of February 14, 2002, the amount of the Corporation’s Common Stock beneficially owned by each incumbent director, each nominee and each executive officer named in the Summary Compensation Table appearing on page 12 and by all incumbent directors, nominees and executive officers of the Corporation as a group. Except as otherwise indicated, sole voting power and sole investment power with respect to the shares shown in the table are held either by the individual alone or by the individual together with his or her spouse.

Name	Common Stock Owned Beneficially (1)(2)(3)

Burton C. Borgelt	86,990
Carol R. Brown	55,774
Stephen E. Canter	244,117
Jared L. Cohon	9,456
J.W. Connolly	95,664
Charles A. Corry	87,280
Steven G. Elliott	1,069,186
Ira J. Gumberg	218,857
David F. Lamere	170,326
Edward J. McAniff	46,677
Martin G. McGuinn	1,046,025	(4)
Robert Mehrabian	32,312
Seward Prosser Mellon	348,356
Mark A. Nordenberg	9,056
Ronald P. O’Hanley	165,549
David S. Shapira	103,880
William E. Strickland	100
Joab L. Thomas	72,840
Wesley W. von Schack	104,940	(4)
Directors, Nominees and Executive Officers as a group (25 persons)	4,872,676

(1)
On February 14, 2002, none of the individuals named in the above table beneficially owned more than 1% of the Corporation’s outstanding shares of Common Stock. On that date, all the directors, nominees and executive officers as a group owned beneficially approximately 1.1% of the Corporation’s outstanding Common Stock.

(2)
The amounts shown include the following amounts of Common Stock which the indicated individuals and group have the right to acquire within 60 days of February 14, 2002, through the exercise of stock options granted pursuant to the Corporation’s stock option plans: Mr. Borgelt, 50,612; Ms. Brown, 26,312; Mr. Canter, 16,484; Dr. Cohon, 8,856; Mr. Connolly, 67,280; Mr. Corry, 67,280; Mr. Elliott, 310,126; Mr. Gumberg, 67,280; Mr. Lamere, 77,723; Mr. McAniff, 39,740; Mr. McGuinn, 176,092; Dr. Mehrabian, 26,312; Mr. Mellon, 67,280; Mr. Nordenberg, 8,856; Mr. O’Hanley, 14,600; Mr. Shapira, 67,280; Dr. Thomas, 34,412; Mr. von Schack, 44,612; and all directors, nominees and executive officers as a group, 1,503,334 shares.

(3)
On February 14, 2002, an aggregate of 534,916 shares of Common Stock were held by Wachovia Bank, N.A., as Trustee of the Mellon Financial Corporation Deferred Share Award Trusts. These shares are voted by the Trustee as directed on a per capita basis by the seven beneficiaries of the Trusts, five of whom are included in directors, nominees and executive officers as a group. On February 14, 2002, the following individuals and group held the following numbers of deferred share awards representing an economic interest in an equivalent number of shares of Common Stock held by the Trusts (which shares are included in the total for such individuals and group in the above column): Mr. Elliott, 278,014 shares; Mr. O’Hanley, 54,776 shares; and all directors, nominees and executive officers as a group, 452,624 shares.

(4)	Includes the following shares held by the director’s spouse, as to which the director disclaims beneficial ownership: Mr. McGuinn, 28,000 shares; and Mr. von Schack, 1,197 shares.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on the Corporation’s Common Stock, based on the market price of the Common Stock and assuming reinvestment of dividends, with the cumulative total return of companies on the KBW 50 Index and the Standard & Poor’s 500 Stock Index. The KBW 50 Index, available from Keefe, Bruyette & Woods, Inc., is a market-capitalization-weighted bank-stock index made up of 50 of the nation’s most important banking companies including all money-center and most major regional banks. The Corporation is included in the KBW 50 Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
Among S&P 500 Index, KBW 50 Index and Mellon Financial Corporation

	December 31,
	1996	1997	1998	1999	2000	2001
Mellon Financial Corporation	100	176	204	206	305	238
KBW 50 Index	100	146	158	153	183	176
S&P 500 Index	100	133	171	208	189	166

*	Assumes that the value of the investment in the Corporation’s Common Stock and each index was $100 on December 31, 1996 and that all dividends were reinvested.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation for the past three years of each of the Corporation’s five most highly compensated officers, including the chief executive officer (the “named executive officers”).

	Annual Compensation					Long-Term Compensation
						Awards			Payouts	All Other Compensation ($)(6)
Name and Principal Position	Year	Salary($)	Bonus(1)($)		Other Annual Compensation ($)	Restricted Stock Awards ($)(1)(2)(3)(4)		Securities Underlying Options(5)	LTIP Payouts ($)
MARTIN G. MC GUINN	2001	$875,000	$1,200,000		$19,653	$4,819,165		248,517	$1,341,518	$202,779
Chairman and Chief	2000	800,000	1,500,000		11,975	4,152,000		238,592	1,365,188	226,321
Executive Officer	1999	729,167	1,200,000		9,600	1,440,141		112,141	1,578,929	248,138

STEVEN G. ELLIOTT	2001	641,667	588,000	(7)	20,013	3,671,540	(7)	130,000	950,636	131,431
Senior Vice Chairman	2000	586,667	735,000	(7)	9,228	3,419,283	(7)	100,000	950,636	147,160
	1999	508,334	—	(7)	3,311	2,160,770	(7)	61,800	1,184,185	168,189

RONALD P. O’HANLEY	2001	500,000	960,000		1,066	400,545		20,000	142,898	27,904
Vice Chairman	2000	500,000	1,162,500		478	486,200		-0-	142,898	23,178
	1999	383,333	1,050,000		-0-	4,400,022	(8)	29,200	-0-	16,663

STEPHEN E. CANTER	2001	450,000	825,000		1,343	344,430		24,450	167,063	16,066
Vice Chairman	2000	450,000	1,012,500		1,027	422,400		25,477	167,063	14,765
	1999	389,583	1,250,000		-0-	5,000,011	(8)	30,000	-0-	13,854

DAVID F. LAMERE	2001	345,000	543,750		919	228,330		23,336	214,562	11,786
Vice Chairman	2000	300,000	675,000		477	281,600		-0-	214,562	9,775
	1999	237,500	281,250		-0-	2,117,737	(8)	3,350	-0-	10,226

(1)
Bonus awards are generally payable 75% in cash and 25% in restricted shares of the Common Stock or deferred share awards equivalent to restricted shares. In calculating the number of restricted shares or, beginning in 1999, deferred share awards to be awarded as the non-cash portion of the bonus awards, the value of the non-cash portion of the award was divided by the per share fair market value of the Common Stock on the grant date with the result multiplied by 125% to take into account the financial impact of the restrictions placed on the stock or award. The restrictions generally prevent transfer or sale of the stock or award for a three-year period and subject the shares or award to forfeiture in the event the executive terminates his employment with the Corporation during that three-year period, other than through retirement. Deferred share awards represent the Corporation’s promise to pay the number of shares of Common Stock covered by the award to the executive at a later date elected by the executive. The executive may elect to take a greater portion of his bonus in restricted stock or deferred share awards, with the number of shares or awards covered by such awards determined as described above. Dividends are paid on restricted stock and deferred share awards at the same time and rate as paid to other holders of Common Stock. The aggregate market value of such restricted stock or deferred share awards on the award date is disclosed as Long-Term Compensation under “Restricted Stock Awards”.

(2)
In 2001 Messrs. McGuinn and Elliott received grants of performance accelerated restricted stock in the following respective share amounts: 100,000; 68,000. The shares are restricted against transfer and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Human Resources Committee of the Board of Directors are met. The performance goals require that for years after 2000 both earnings per share and return on common equity targets must be met. If the performance goals for a particular year are met, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive.

(footnotes continued on next page)

(3)
Except for deferred share awards, dividends are paid on the awards disclosed in the table at the same rate and at the same time as dividends are paid on all other outstanding shares of the Corporation’s Common Stock. Dividend equivalents are paid on the deferred share awards at the same rate and at the same time as the dividends on the Common Stock, but are withheld by the Corporation until the payout date elected by the executive.

(4)
The number and value of the aggregate restricted stock and deferred share awards of each of the named officers at the end of 2001 were as follows: Mr. McGuinn—218,001/$8,201,198; Mr. Elliott—259,014/$9,744,107; Mr. O’Hanley—129,050/$4,854,861; Mr. Canter—144,880/$5,450,386; Mr. Lamere—61,237/$2,303,736. Value was determined using the Common Stock’s December 31, 2001 closing price of $37.62 per share in the New York Stock Exchange Composite Transactions.

(5)	Numbers have been adjusted pursuant to the terms of the Corporation’s Long-Term Profit Incentive Plan (1996) to reflect the Corporation’s two-for-one Common Stock split distributed in May 1999.

(6)
Includes for 2001 for Messrs. McGuinn, Elliott, O’Hanley, Canter, and Lamere, respectively, the following compensation amounts: (i) the portion of interest accrued (but not currently paid or payable) on deferred compensation above 120% of the applicable federal long-term rate at the maximum rate payable under the Corporation’s Elective Deferred Compensation Plan for Senior Officers, $52,735, $58,202, $13,427, $7,765, $4,140; (ii) matching contributions under the Corporation’s Retirement Savings Plan, a 401(k) plan, $4,250, $5,100, $4,527, $4,506 and $4,513; (iii) the present value of the economic benefit to the executive from corporate premiums paid to purchase split dollar life insurance contracts under the Mellon Bank Senior Executive and Optional Life Insurance Plans, $142,960, $66,652, $9,330, $2,614, $2,797; and (iv) cash paid to the executive equal to his imputed income under the Mellon Bank Senior Executive Life Insurance Plan, $2,834, $1,477, $620, $1,181 and $336. The named executive officers participated in 2001 in a co-investment program with Mellon Ventures, the Corporation’s venture capital group. Each named officer participated in a substantially similar limited partnership in 2000. Under this program, each officer personally invested the following amounts in 2001 in a newly formed limited partnership: Mr. McGuinn, $150,000, Mr. Elliott, $150,000, Mr. O’Hanley, $150,000, Mr. Canter, $150,000, Mr. Lamere, $75,000. The officers will receive the returns on their investment. Additionally, each officer will receive 90% of the returns on three times the officer’s investment (which amount was invested by the Corporation) after payment of an 8% preferred return to the Corporation. The officer’s right to receive returns following termination of employment (other than due to death, disability or retirement) on the portion invested by the Corporation is subject to a five-year vesting schedule. No returns were paid to any of the five named executive officers in 2001, except that as required by the partnership documents each of them was repaid approximately 82% of his investment in the 2001 partnership (plus interest at a floating money market rate averaging approximately 3.5% per annum) due to a lower volume of investments by Mellon Ventures in 2001. It is anticipated that a new investment partnership will be formed each year.

(7)
Mr. Elliott was awarded a bonus of $1,176,000 for 2001 of which he elected to receive 25% in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards. Mr. Elliott elected to receive 25% of his 2000 bonus of $1,470,000 in deferred share awards, in addition to the 25% that is ordinarily paid in restricted stock or deferred share awards, and all of his 1999 bonus of $1,175,000 in the form of deferred share awards. These awards are reflected in the “Restricted Stock Awards” column.

(8)
In October 1999, Messrs. O’Hanley, Canter and Lamere received grants of performance accelerated restricted stock in the following respective share amounts: 133,587, 151,803 and 60,722. The shares are restricted against transfer and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Human Resources Committee of the Board of Directors are met. Either 18.75% or 25% of the shares awarded may be earned in each of the first three years after grant, and all or a portion of the shares not previously earned may be earned three years after grant, if the performance goals established by the Human Resources Committee for such yearly or three-year period are achieved.

Option Grants in 2001

Shown below is information on grants of stock options pursuant to the Corporation’s Long-Term Profit Incentive Plan (1996) (the “Option Plan”) during 2001. The Option Plan is administered by the Human Resources Committee of the Board of Directors, which has authority to determine the individuals to whom options are granted and the amount and terms of all grants thereunder. No stock appreciation rights were granted in 2001. In the event of a change in control of the Corporation, as defined in the Option Plan, all the option grants shown below would become immediately exercisable.

	Individual Grants					Grant Date Present Value ($)(7)
Name	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in 2001	Exercise Price (per share) ($)	Expiration Date
MARTIN G. MC GUINN	200,000	(1)(3)	3.9%	43.18	05/13/11	4,294,000
	48,517	(2)(3)	1%	45.3125	01/20/08	1,011,579

STEVEN G. ELLIOTT	130,000	(1)(3)	2.6%	43.18	05/13/11	2,791,100

RONALD P. O’HANLEY	20,000	(3)(5)	.4%	43.99	06/17/11	454,200

STEPHEN E. CANTER	4,450	(4)	*	44.00	01/18/11	101,282
	20,000	(3)(5)	.4%	43.99	06/17/11	454,200

DAVID F. LAMERE	3,336	(2)(3)	*	45.73	11/19/06	64,952
	20,000	(3)(6)	.4%	32.32	09/16/11	328,600

*	Less than .1%.
(1)	Option is exercisable annually in thirds beginning on 5/14/2002. Transferable to immediate family members and entities for their benefit.

(2)
These reload option grants become exercisable three years after their grant date; provided, however, that if the option holder sells any of the shares acquired on exercise of the underlying option before such date, the entire reload option will expire. Transferable to immediate family members and entities for their benefit. The reload option grants shown above would become exercisable as follows: Mr. McGuinn, 1/23/2004; Mr. Lamere, 5/18/2004.

(3)
Reload option rights are attached, and reload options will be automatically granted on exercise when the exercise price is paid by delivering or withholding shares of Common Stock; provided the closing price of the Common Stock on the New York Stock Exchange on the date of exercise exceeds the exercise price by at least 25 percent. Reload options have an exercise price equal to the closing price of the Common Stock on their grant date and the same expiration date as the underlying option. Reload option rights are not transferable.

(4)	Option is exercisable annually in thirds beginning on 1/19/2002. Transferable to immediate family members and entities for their benefit.

(5)	Option is exercisable annually in thirds beginning on 6/18/02. Transferable to immediate family members and entities for their benefit.

(6)	Option is exercisable annually in thirds beginning on 9/17/02. Transferable to immediate family members and entities for their benefit.

(7)
Based on the Black-Scholes model adapted for use in valuing executive stock options. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. In determining the Black-Scholes value, the following underlying assumptions were used: (i) stock price volatility represents the standard deviation of the Common Stock over the three-year period prior to grant of the option (i.e., from 55.2% to 56.2%); (ii) dividend yield represents the cumulative dividends per share for the 12-month period prior to grant of the option, divided by the average monthly price of the Common Stock over the same period (i.e., from 2.04% to 2.17%); (iii) the risk-free rate of return represents the average monthly yield on 10-year Treasury Notes over the 12-month period prior to grant of the option as derived from the Standard & Poor’s Research Insight Database (i.e., from 5.28% to 6.00%); (iv) option term represents the period from the date of grant of each option to the expiration of the term of the option; (v) vesting restrictions are reflected by reducing the value of the option determined by the Black-Scholes model by 4% for each full year of vesting restrictions (8% to 11% for 2001 grants); (vi) reload options are valued assuming that the option holder does not sell any of the shares acquired on exercise of the underlying option before the vesting date of the reload option.

Aggregated Option/SAR Exercises in 2001 and Year-End Option Values

The following table shows information with respect to the exercise of stock options during 2001 by each of the named executive officers and the value of unexercised options on December 31, 2001. No SARs are currently outstanding.

	Shares Acquired on Exercise	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End ($)(2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
MARTIN G. MC GUINN	227,432	$5,871,800	172,509	574,699	$ 954,793	$889,081

STEVEN G. ELLIOTT	40,333	876,953	377,838	255,750	3,369,386	481,030

RONALD P. O’HANLEY	4,234	58,852	9,733	30,999	37,667	42,566

STEPHEN E. CANTER	4,950	66,825	10,000	60,027	38,700	39,087

DAVID F. LAMERE	14,233	340,623	77,723	32,556	1,718,411	157,333

(1)	The “Value Realized” is equal to the difference between the option exercise price and the fair market value of the Common Stock on the New York Stock Exchange on the date of exercise.

(2)
The “Value of Unexercised In-the-Money Options at Year-End” is equal to the difference between the option exercise price and the Common Stock’s December 31, 2001 closing price of $37.62 per share in the New York Stock Exchange Composite Transactions.

Pension Plan Table

The following table sets forth the estimated annual benefits payable on a single-life annuity basis on retirement at age 65 pursuant to the retirement plans of the Corporation and Mellon Bank to participating employees, including officers, in specified compensation and years-of-service classifications. The credited years of service for Messrs. McGuinn, Elliott, O’Hanley, Canter and Lamere are, 21, 14, 5, 7 and 19, respectively. Benefits are determined based upon average base salary for the five years of highest compensation during the 10 years preceding retirement.

Average Annual Base Salary	Estimated Annual Pension for Representative Years of Credited Service
	10	15	20	25	30	35

$ 200,000	$ 28,000	$ 42,000	$ 56,000	$ 70,000	$ 84,000	$ 98,000
300,000	43,000	64,500	86,000	107,500	129,000	150,500
400,000	58,000	87,000	116,000	145,000	174,000	203,000
500,000	73,000	109,500	146,000	182,500	219,000	255,500
600,000	88,000	132,000	176,000	220,000	264,000	308,000
700,000	103,000	154,500	206,000	257,500	309,000	360,500
800,000	118,000	177,000	236,000	295,000	354,000	413,000
900,000	133,000	199,500	266,000	332,500	399,000	465,500
1,000,000	148,000	222,000	296,000	370,000	444,000	518,000
1,100,000	163,000	244,500	326,000	407,500	489,000	570,500

Payment of the amounts shown in the table is subject to annual limitations imposed by the Internal Revenue Code on tax-qualified plans. To the extent the benefits set forth above exceed these limitations, benefits will be paid pursuant to nonqualified supplemental plans maintained by the Corporation and Mellon Bank.

Supplemental Retirement Agreements With Named Executive Officers

In order to attract and motivate senior executives and to encourage such executives to remain with the Corporation and its affiliates, the Corporation has provided certain named executive officers with retirement and/or death benefits, as described below, supplementing those available under the retirement plans described above.

Messrs. McGuinn and Elliott

Under the terms of their employment agreements (discussed below), Messrs. McGuinn and Elliott will each be entitled to receive an unfunded supplemental retirement benefit upon the later of termination of employment or attainment of age 60, with a reduced benefit available at age 55. The supplemental benefit calculated on an unreduced 50% joint and survivor basis would be a monthly amount equal to the named executive’s “Final Average Compensation” multiplied by a “Service Percentage” and reduced by the total monthly amount of benefits provided under all retirement plans maintained by the Corporation and Mellon Bank. “Final Average Compensation” generally means 1/12th of the sum of the executive’s base salary and any bonus award earned for the calendar year within the final three full calendar years of the executive’s employment by the Corporation that produces the highest amount. “Service Percentage” generally means 2.0% for each full or partial year of employment the named executive has completed with the Corporation or with a prior employer if treated as credited service with the Corporation. If the named executive’s termination of employment were due to his death prior to the commencement of the payment of the supplemental benefits, his spouse would be entitled to a pre-retirement death benefit, payable in the form of a lifetime annuity, equal to the benefit that would have been payable had he retired immediately prior to death assuming election of a 50% joint and survivor annuity, but without any early payment reduction. Based on 2001 compensation, and assuming retirement at age 65, supplemental annual retirement benefits payable to each of these two named executives are estimated as follows: Mr. McGuinn—$1,134,000; Mr. Elliott—$748,000.

Employment Agreements with Named Executive Officers

Mr. McGuinn

Effective February 1, 2001, Mr. McGuinn entered into an employment agreement with the Corporation with a term lasting until January 31, 2004. The employment agreement provides for an annual base salary of $825,000, subject to annual review, participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. McGuinn’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement provides that if, during the term of the agreement, Mr. McGuinn’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement’s term or, if termination occurs within 12 months of the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. McGuinn commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount (prorated in the case of any partial year) equal to the highest bonus received by him for any of the three years preceding his termination, (c) all outstanding stock options and restricted stock, other than stock options granted with deferred cash incentive awards and performance-based awards, will become immediately vested and (d) all outstanding stock options with associated deferred cash incentive awards and performance-based restricted stock will remain outstanding and become exercisable and payable as if Mr. McGuinn had remained employed. If Mr. McGuinn’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation’s generally applicable employee benefit plans. Mr. McGuinn had a prior employment agreement with the Corporation that ended on January 31, 2001. The terms of the prior agreement were substantially the same as the terms of the current agreement.

Mr. Elliott

Effective February 1, 2001, Mr. Elliott entered into an employment agreement with the Corporation with a term lasting until January 31, 2004. The employment agreement provides for an annual base salary of $605,000, subject to annual review, participation in all of the Corporation’s executive compensation and other benefit programs and perquisites appropriate to Mr. Elliott’s position, including club memberships, physical examinations and personal financial planning services, and the supplemental retirement benefits described above. The agreement provides that if, during the term of the agreement, Mr. Elliott’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge (a) he will receive full salary and benefits until the expiration of the agreement’s term or, if termination occurs within 12 months of the end of the term, for a period no less than the shorter of (i) 12 months or (ii) until the date Mr. Elliott commences full-time employment with another employer, (b) he will receive for each calendar year or portion of a year remaining in the term of the agreement an amount (prorated in the case of any partial year) equal to the highest bonus received by him for any of the three years preceding his termination, (c) all outstanding stock options and restricted stock, other than stock options granted with deferred cash incentive awards and performance-based awards, will become immediately vested and (d) all outstanding stock options with associated deferred cash incentive awards and performance-based restricted stock will remain outstanding and become exercisable and payable as if Mr. Elliott had remained employed. If Mr. Elliott’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, retirement or death, he will receive any benefits that may have vested prior to such termination under the supplemental retirement provisions of his employment agreement or under the terms of the Corporation’s generally applicable employee benefit plans. Mr. Elliott had a prior employment agreement with the Corporation that ended on January 31, 2001. The terms of the prior agreement were substantially the same as the terms of the current agreement.

Messrs. O’Hanley, Canter and Lamere

Messrs. O’Hanley and Canter were each appointed a Vice Chairman of the Corporation on June 18, 2001, and Mr. Lamere was appointed a Vice Chairman of the Corporation on September 17, 2001. Effective January 1, 2000, Messrs. O’Hanley, Canter and Lamere each entered into an employment agreement with the Corporation with a term lasting until December 31, 2002. The respective employment agreements provide for an annual base salary of $500,000 for Mr. O’Hanley, $450,000 for Mr. Canter and $300,000 for Mr. Lamere, in each case subject to periodic review, and participation in all of the Corporation’s executive compensation and other benefit programs, and perquisites appropriate to their respective positions. Each of the agreements provides that if, during the term of the agreement, the executive’s employment is terminated by the Corporation other than for cause or in the event of a constructive discharge subject to certain conditions (a) he will receive full salary and benefits until the expiration of the agreement’s term, (b) he will receive for the year of termination and each subsequent calendar year, if any, during the remainder of the term of the agreement an amount equal to the highest bonus received by him for any of the three years preceding his termination, and (c) to the extent that restrictions on certain outstanding performance-based restricted stock have not lapsed on the date of termination, restrictions on such stock will lapse on September 30, 2006. Each of the agreements provides that if the executive’s employment is terminated for cause or if he terminates his employment for reasons other than a constructive discharge, permanent disability, or death, he will receive any benefits that have vested or been earned prior to such termination under the terms of the Corporation’s generally applicable employee benefit plans.

Change in Control Severance Agreements—Senior Officers

The Corporation has entered into change in control severance agreements (the “Agreements”) with the Chairman, each of the other named executive officers and certain other senior officers of the Corporation. The purpose of the Agreements is to secure the continued service and dedication of the executives in the event of an actual or threatened Change in Control (as defined in the Agreements). Each Agreement becomes operative only upon both a Change in Control and the subsequent termination of employment of the executive in accordance with the terms of the Agreement. Payments under the Agreements are in full settlement of all other severance payments which may otherwise be payable to the executive under any other severance plan or agreement of the Corporation, including the employment agreements described above and the Displacement Program and Change in Control Severance Pay Resolution described below. The following discussion summarizes the key provisions of the Agreements covering the Chairman and each other named executive officer. If the employment of any of the named executive officers is terminated during the three-year period following a Change in Control of the Corporation, either by the Corporation other than for Cause (as defined in the Agreements) or by the executive for Good Reason (as defined in the Agreements, including the termination of employment by the executive for any reason during the 30-day period commencing one year after the date of such Change in Control), the executive will be entitled to receive: (a) a lump sum cash amount equal to such executive’s unpaid salary and bonus amounts which have become payable and have not been deferred, plus a pro-rata portion of such executive’s annual bonus for the fiscal year of termination of employment; (b) severance pay in a lump sum cash amount equal to three times the sum of (i) the executive’s highest annual rate of base salary during the 12-month period immediately prior to his termination of employment and (ii) the executive’s highest annual incentive bonus earned during the last three completed fiscal years of the Corporation; (c) continuation of medical, dental, accident, disability and life insurance benefits for the executive and his dependents for a period of three years following the executive’s date of termination of employment; and (d) three additional years of service credit under all non-qualified retirement plans and excess benefit plans in which the executive participated as of his date of termination. In the event that payments related to a Change in Control of the Corporation to any executive under the Agreements or otherwise are subject to the excise tax under Section 4999 of the Internal Revenue Code, the Corporation will generally provide the executive with an additional amount sufficient to enable the executive to retain the full amount of his Change in Control benefits as if the excise tax had not applied, unless a reduction in such Change in Control related payments by less than 5% would result in the excise tax not being imposed on such executive, in which case payments under the Agreement shall be reduced (but not below zero) to the amount that could be paid to such executive without giving rise to such excise tax.

Change in Control Benefits—Other Employees

Displacement Program

Under the Corporation’s Displacement Program, eligible salaried employees of the Corporation may receive certain benefits if their employment with the Corporation is terminated due to technological changes or other business reasons not related to individual performance. Such benefits may include temporary assignments, placement assistance, benefits continuation and/or severance payments based upon years of service. The program is subject to revision or termination at the Corporation’s discretion; provided, however, that it may not be changed to reduce benefits payable upon a displacement occurring within three years following a change in control of the Corporation, unless such change to the program was adopted at least 12 months prior to the occurrence of the change in control.

Change in Control Arrangements

All eligible salaried employees who are terminated within three years after a change in control (as defined) of the Corporation, other than for good cause, and under circumstances that would entitle them to benefits under the Displacement Program, would also be entitled to 12 months of base salary and benefit continuation under the Corporation’s Change in Control Severance Pay Resolution. In addition, for 10 years after the occurrence of a change in control of the Corporation, no plan merger or coverage extension involving Mellon Bank’s tax-qualified retirement plan will be permitted if it would cause the plan’s assets to fall below 125% of its liabilities, and employees age 50-54 on the date of the change in control will become eligible for early retirement under this Mellon Bank plan, on or after age 55, on the same basis as employees who are age 55. These benefits may not be reduced unless such change was adopted at least 12 months prior to the occurrence of the change in control.

A change in control will generally occur for purposes of the Displacement Program, the Change in Control Severance Pay Resolution and the tax-qualified retirement plan upon approval by the Corporation’s shareholders of a business combination or merger involving the Corporation unless immediately following such transaction the surviving corporation meets each of the following requirements: (a) the surviving corporation owns consolidated assets of the Corporation with an aggregate book value equal to more than 50% of the book value of the Corporation’s consolidated total assets prior to the transaction, (b) more than 50% of the total voting power of the surviving corporation is held by the Corporation’s shareholders immediately prior to the transaction, (c) at least a majority of the members of the board of directors of the surviving corporation were directors of the Corporation prior to the merger, and (d) no person is the beneficial owner of 15% or more of the total voting power of the surviving corporation.

COMPENSATION COMMITTEE REPORT

Introduction

The Corporation’s Human Resources Committee (the “Committee”) is composed entirely of independent outside directors. Among the Committee’s duties is the responsibility for establishing and reviewing the compensation and benefits of the senior managers of the Corporation and its subsidiaries, including the compensation of the Chairman and the other named executive officers. The Committee actively advises and assists management in formulating and implementing policies designed to assure the selection, development and retention of key personnel.

Under the guidance of the Committee, the Corporation’s compensation policies are designed to accomplish the goal of managing the Corporation towards increased profitability and shareholder value. Accordingly, two principles underlying the Corporation’s compensation policy for all senior managers, including the Chairman and the other named executive officers, are (i) aligning the financial interests of senior managers with those of the Corporation’s shareholders and (ii) paying for corporate and individual performance. These principles are reflected in the structure of the Corporation’s compensation program for senior managers, which consists of three basic components: base salary, annual awards under the Profit Bonus Plan (the “Bonus Plan”) and awards under the Long-Term Profit Incentive Plan (1996) (the “Option Plan”). Through this structure, the Committee places emphasis on the “at risk” elements of compensation for senior managers. Base salaries are generally set somewhat below the market, and the incentive components of the Bonus Plan and the Option Plan are relied on to achieve a competitive compensation package. There was no change in 2001 in the Corporation’s overall compensation policy for senior managers.

Awards under the Corporation’s incentive plans are tied to corporate, business unit and individual performance. The accomplishment of the goals and objectives of the Corporation’s operating and strategic plans is the basis for making awards under the Bonus Plan and the Option Plan and, except where performance goals have been set under the Option Plan, there is no formal weighting of various factors. Together, the plans provide the Committee with the flexibility to grant awards in a manner that is believed by the Committee to encourage managers to continually focus on building high quality profitability and long-term shareholder value. Under the Option Plan, deferred cash incentive awards payable in the amount of an option’s exercise price were awarded in connection with certain prior option grants. In the event the exercisability of the related option is accelerated, the deferred cash incentive award becomes payable and must be used by the executive to pay the option’s exercise price upon exercise. Deferred cash incentive awards will only be payable if the Corporation achieves certain pre-established performance goals. Performance goals are based on maintenance of or changes in one or more of the following objective business criteria: earnings or earnings per share; return on equity, assets or investment; revenues; expenses; stock price; market share; charge-offs; or non-performing assets. The Committee may apply its discretion, where the goals have been met, only to decrease the preestablished amount of the award. These requirements have been imposed so that the amounts paid to executive officers under such awards will qualify for the “performance based compensation” exception to the cap on deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”).

Base Salary

In 2001, base salaries were increased for a number of the Corporation’s senior managers, including three of the named executive officers. In considering recommendations for increases in the base salaries of these senior managers, the Committee reviewed the performance of each officer against various objectives, including performance against the business plans to date for 2001 for those lines of business for which he was responsible. The Corporation’s business plans and the elements thereof applicable to its various lines of business include financial performance targets such as: income, expenses, asset quality, operating margin, return on assets and return on equity. In addition to such evaluations, the Committee compared the recommended increases to compensation data based on a survey of comparable executive officers of 23 other financial institutions similar to the Corporation in terms of size and/or the mix of its lines of business. Some of these comparative financial institutions are included within the KBW 50 Index used for the Performance Graph on page 11.

Mr. McGuinn’s base salary was set at $900,000, effective May 1, 2001. In setting this amount, the Committee considered the Corporation’s performance against its business plan for 2001 to date, the Corporation’s achievement of strategic goals and Mr. McGuinn’s contributions towards these achievements. The Committee also reviewed compensation data based on a survey of comparable chief executive officers of 23 other broad-based financial institutions similar to the Corporation in terms of its various lines of business. Of these comparative financial institutions, 15 are included within the KBW 50 Index used for the Performance Graph on page 11. The remaining companies represent broader-based institutions that are not included in the KBW 50 Index. Based upon the results of such evaluation and review, Mr. McGuinn’s base salary was set somewhat below the 50th percentile of the relevant peer group of chief executive officers. Mr. McGuinn is entitled to annual review of his base salary by the Committee under the terms of his employment contract with the Corporation (See “Employment Agreements with Named Executive Officers” on page 17).

Mr. Elliott received an increase to his base salary in 2001. In setting his increase, the Committee again reviewed the survey of broad-based financial institutions referred to in the preceding paragraph. Mr. Elliott is also entitled to an annual review of his base salary by the Committee under the terms of his employment contract with the Corporation. (See “Employment Agreements with Named Executive Officers” on pages 17 and 18).

Option Plan Awards

In 2001, the Committee reviewed the long-term incentive component of total compensation for Messrs. McGuinn and Elliott and awarded them additional stock options and restricted stock grants. In conducting its review, the Committee considered the comparative compensation data mentioned above. Based on the comparative compensation data reviewed by the Committee, the value of the “at risk” component of compensation represented by these options and restricted stock grants, coupled with the Corporation’s annual cash compensation (measured in terms of base salary and cash bonus), will achieve the needed competitive positioning of the Corporation’s senior executive compensation package while creating a significant incentive for the executives and aligning their financial interests with those of the Corporation’s shareholders. The number of options and restricted stock previously granted to each executive was considered in determining the number of shares covered by each award.

In May of 2001, Messrs. McGuinn and Elliott received grants of stock options, which will become exercisable annually in thirds beginning in 2002. (See the table for “Options Grants in 2001” on page 14).

In May of 2001, Messrs. McGuinn and Elliott also received grants of performance accelerated restricted stock. The shares are restricted against transfer for seven years and will only be earned prior to the expiration of seven years from the date of grant if performance goals established by the Committee are met. The performance goals require that for years after 2000 both earnings per share and return on common equity targets must be met. If the performance goals are met for a particular year, the restrictions against transfer will then lapse as to one-third of the amount granted to each executive. The executive has full voting rights with respect to the shares, and dividends are payable at the same rate and at the same time as paid to other holders of the Corporation’s Common Stock. The performance goals for 2001 were not achieved, and the restrictions against transfer did not lapse for 2001 with respect to any of the named executive’s awards of performance accelerated restricted stock.

The Committee reviews the performance of senior managers annually and if preestablished performance goals are met, determines within its discretion as described above whether the exercise date for certain previously granted options should be accelerated. As provided for in the Option Plan, the exercise of these accelerated options is intended to include the payout of a deferred cash incentive award to the optionee in an amount equal to the exercise price for such options. The optionee must use the cash award to pay the option exercise price of such accelerated options. Such acceleration, and payment of the attendant deferred cash incentive awards, is a significant element of the incentive component of total compensation for the Corporation’s senior managers. As discussed above, the payment of deferred cash incentive awards is tied to the achievement of preestablished corporate level performance goals. Accordingly, in February of 2000, the Committee adopted performance goals applicable to the calendar year 2000 which required certain levels of core net income available to Common Stock or earnings per share of Common Stock or core return on common equity to be achieved in order for a set percentage of the outstanding deferred cash incentive awards to be earned. In January of 2001 the Committee certified the achievement of the performance goals for 2000. As a result, deferred cash incentive awards were paid to Mr. McGuinn and each of the other named executive officers in an amount not exceeding one-third of their deferred cash incentive awards. These awards are disclosed in the LTIP Payouts column for 2001 in the Summary Compensation Table on page 12. In February of 2001, the Committee adopted performance goals applicable to the calendar year 2001 that required the achievement of certain levels of net income available to Common Stock or earnings per share of Common Stock or return on common equity. These performance goals for 2001 were not achieved by the Corporation. As a result, no deferred cash incentive awards were paid to Mr. McGuinn or the other named executive officers for 2001.

Bonus Plan Awards

The Committee considered and approved bonus awards for 2001 for the Corporation’s senior managers, including Mr. McGuinn and the other named executive officers, which were generally payable 75% with cash and 25% with restricted shares of the Corporation’s Common Stock. In connection with making awards under the Corporation’s Bonus Plan for 2001, the Committee again examined the performance of its senior managers. In that regard, the Committee recognized the major achievement represented by the strategic repositioning of the Corporation in 2001. On December 1, 2001, the Corporation consummated the sale of its mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group, Inc. Earlier in the year, the Corporation sold its mid-to-large and small ticket leasing businesses and its asset-based lending business. In the 4 th quarter, it disposed of approximately $2.6 billion in loan commitments and entered into an agreement to sell Dreyfus Brokerage Services. Also in 2001, the Corporation made strategic acquisitions intended to strengthen its asset management business, enhance the range and sophistication of its asset servicing businesses, build its private wealth management business, support its human resources services businesses and give it a stronger foothold in the United Kingdom and Europe. The Committee considered that by executing its strategy, management repositioned the Corporation into an attractive mix of high growth/high return businesses. In 2001, the Corporation also initiated Project LEAP (Lifting Earnings and Performance), a corporate-wide process to help the Corporation take a fresh, disciplined look at its business processes, organizations and systems to determine ways to increase revenue, eliminate barriers to productivity and improve efficiencies and effectiveness overall. While the Corporation achieved many strategic milestones in 2001, overall corporate profitability performance was below plan.

The starting point for determining bonus awards was a formula that reflected each manager’s position and performance evaluation. The product of that formula was reduced by 20% for senior managers (including Mr. McGuinn and the other named executive officers), which was directionally consistent with 2001 corporate financial performance. Individual and organization/business unit performance were then considered in determining final award amounts for 2001. This review focused on the individual performance of each officer for full year 2001. Each officer was evaluated based in significant measure upon performance in the following areas: Results-Based Goals, Shared Values, Leadership Priorities, Mellon Third Century Initiatives, Business Synergy Initiatives, Risk Management and Financial Performance (income, expenses, asset growth, operating margin and return on capital). In determining Mr. McGuinn’s Bonus Plan award for 2001, the Committee evaluated him within the context of the year experienced by the Corporation with respect to its 2001 operating plan, as well as his leadership in planning and implementing the strategic and operating initiatives described above that are designed to increase the long-term value of the Corporation’s franchise. In recognition of Mr. McGuinn’s leadership during 2001, he received a Bonus Plan award of $1,600,000.

Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of executive compensation for officers of public companies. Section 162(m) generally disallows the ordinary business expense deduction to compensation in excess of $1,000,000 paid to a company’s chief executive officer and each of the next four most highly compensated executive officers. As discussed above, the Option Plan has been designed to allow the Committee, in its discretion, to grant incentive compensation awards that qualify for the ordinary business expense deduction as “performance based compensation” under Section 162(m).

The Corporation and the Committee continue to examine the issue of deductibility of executive compensation within the context of the overall operation of the Corporation’s compensation plans and will consider what additional actions should be taken, if any, to operate the compensation plans in a tax effective manner. The Committee examines particularly carefully any compensation proposal or program if there is a reasonable likelihood that the Corporation would lose a deduction as a consequence of its adoption.

The Human Resources Committee of the Board of Directors presents the foregoing Report.

Charles A. Corry, Chairman	Joab L. Thomas
Carol R. Brown	Wesley W. von Schack, Vice Chairman
J. W. Connolly

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities in respect of, among other things, the integrity of the Corporation’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent”, as required by the applicable listing standards of the New York Stock Exchange. The Committee operates pursuant to a Charter that was approved by the Audit Committee and the Board in April 2000 and amended in September, 2001 and January, 2002.

As set forth in the Charter, management of the Corporation is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to provide reasonable assurance of compliance with accounting standards and applicable laws and regulations. The independent accountants are responsible for planning and carrying out an audit in accordance with generally accepted auditing standards and expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles.

In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2001 with management and with KPMG LLP (“KPMG”), the Corporation’s independent public accountants for 2001. The Audit Committee has also received from the independent accountants a letter pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect, and has discussed the matters referred to in such letter with the independent accountants. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Audit Committee has considered whether the provision of non-audit services by the independent accountants to the Corporation is compatible with maintaining the accountants’ independence and has discussed with KPMG their independence.

The Audit Committee reviewed and discussed the issue of periodic mandatory rotation of independent accountants and concluded that the benefits to the Corporation from continued retention of KPMG (including the firm’s in-depth understanding of the Corporation) combined with the results of inquiries and discussion by the Committee as to KPMG’s independence outweighed any potential benefits of such a policy. In this connection, the Committee reviewed and considered quality control processes employed by KPMG and the backgrounds and experience of and internal rotation policies covering senior KPMG professionals working on the Corporation’s audit. The Committee will, however, continue to review this issue. The Committee also considered the low level of fees paid to KPMG in 2001 for services that were not audit or audit-related. Fees paid to KPMG in 2001 are detailed on page 24.

For information on the allocation of responsibilities among management, the internal auditors, the independent auditors and the Audit Committee, see “Allocation of Responsibilities” in the Audit Committee Charter as filed with the Securities and Exchange Commission. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Corporation’s financial statements for the year ended December 31, 2001 has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Corporation’s accountants are in fact “independent”.

Based upon the review and discussions described in this Report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors presents the foregoing Report.

Ira J. Gumberg, Chairman	Charles A. Corry
Jared L. Cohon	Robert Mehrabian
J. W. Connolly	David S. Shapira, Vice Chairman

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS (Proxy Item 2)

The Board of Directors, at its February 19, 2002 meeting and acting on the recommendation of the Audit Committee, appointed KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2002. KPMG LLP served as the Corporation’s independent public accountants for the year ended December 31, 2001. Although the appointment of independent public accountants is not required to be approved by shareholders, the Board of Directors believes shareholders should participate in such selection through ratification. If the shareholders fail to ratify KPMG LLP as the independent public accountants, the Board of Directors will reconsider its selection.

The following table sets forth fees billed to the Corporation by KPMG LLP for professional services rendered for 2001:

			2001 (in thousands)
Audit Fees			$ 2,542	(1)(a)

Financial Information Systems Design and Implementation Fees			$ -0-	(2)

Other Services

Other Audit and Audit-Related Services
Statement on Auditing Standards No. 70 Assurance Services	$2,322
Regulatory and Employee Benefit Plan Financial Statement Audits	$2,395
Compliance Attestation Services for Subsidiaries	$ 656
Process and Risk Management Control Reviews	$ 638
Other Audit and Audit Related	$ 920

Total Other Audit and Audit-Related Services	$6,931	(b)

Tax Matters	$ 507
Other	$ 234

Total Other Services (including Other Audit and Audit-Related Services)			$ 7,672

Total Audit and Audit-Related Services ((a) plus (b))			$ 9,473

Total			$10,214	(3)

(1)
Aggregate fees billed for professional services rendered for the audit of the Corporation’s annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in the Corporation’s Quarterly Reports on Form 10-Q for 2001.

(2)	Aggregate fees billed for professional services rendered for 2001 for information technology services relating to financial information systems design and implementation.

(3)	Excludes $3,740,000 of collective trust fund audit fees and expenses billed by KPMG LLP for 2001, which are not expenses of the Corporation.

Representatives of KPMG LLP will be present at the annual meeting with an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Action by Shareholders

Adoption of the proposal requires the approval of a majority of the votes cast at the annual meeting by all holders of Common Stock. The Pennsylvania Business Corporation Law provides that an abstention is not a vote cast. Therefore, an abstention will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though it will be counted in determining the presence of a quorum.

With respect to the ratification of independent public accountants (Proxy Item 2), the Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as independent public accountants of the Corporation for the year ending December 31, 2002.

OTHER BUSINESS

The Board of Directors does not know of any other business that may be presented for consideration at the 2002 annual meeting. If any other business should properly come before the meeting, it is the intention of those named in the proxies solicited hereby to vote the shares represented by such proxies in accordance with their judgment on such matters.

DEADLINES FOR SHAREHOLDER PROPOSALS

Article One, Section 6 of the By-Laws of the Corporation requires that any shareholder of the Corporation intending to present a proposal for action by the shareholders at an annual meeting must give written notice of the proposal, containing specified information, to the Secretary of the Corporation not later than the notice deadline contained in the By-Law. This notice deadline will generally be 90 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2003, the notice deadline under the By-Law is December 11, 2002. A copy of the By-Law may be obtained by written request to the Secretary at the address given below.

The By-Law mentioned above will not change the deadline for a shareholder requesting inclusion of a proposal in the Corporation’s proxy statement pursuant to Securities and Exchange Commission Rule 14a-8 or affect a shareholder’s right to present for action at an annual meeting any proposal so included. Rule 14a-8 requires that notice of a shareholder proposal requested to be included in the Corporation’s proxy materials pursuant to that Rule must generally be furnished to the Corporation not later than 120 days prior to the anniversary date of the Corporation’s proxy statement for the previous year’s annual meeting. For the Corporation’s annual meeting to be held in 2003, shareholder proposals to be considered for inclusion in the proxy statement under Rule 14a-8 must be received by the Corporation no later than November 12, 2002.

All shareholder proposals should be submitted in writing to the Secretary of the Corporation, One Mellon Center, Room 4826, Pittsburgh, Pennsylvania 15258-0001.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s executive officers and directors, and persons who own more than 10% of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Corporation, or written representations from certain reporting persons that no Form 5’s were required for those persons, the Corporation believes that, for 2001, all such filing requirements were met.

PROXY SOLICITATION

The cost of solicitation of proxies for the 2002 annual meeting will be borne by the Corporation. In addition to solicitation by mail, regular employees of the Corporation may solicit proxies by telephone or personal interview. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to the beneficial owners of Common Stock held of record by such persons and will be reimbursed by the Corporation for their expenses. In addition, the Corporation has retained Mellon Investor Services LLC, 44 Wall Street, New York, New York 10005 to aid in the solicitation of proxies from brokers, banks, other nominees and institutional holders. A fee of $7,500 plus expenses will be paid to Mellon Investor Services for its services. Mellon Investor Services is a wholly owned subsidiary of the Corporation.

By Order of the Board of Directors

Carl Krasik
Secretary

March 11, 2002

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — —
Reservation Form for Mellon Financial Corporation Annual Meeting of Shareholders

Admission cards will be forwarded to shareholders whose reservation forms are received by April 3, 2002. All other admission cards will be provided at the check-in desk at the meeting (please be prepared to show proof of identification).

I expect to attend the Annual Meeting at 10:00 A.M., on April 16, 2002, in Pittsburgh, PA.

Name ................................................................................
(Please Print)

Address ............................................................................
(Please Print)
.............................................................................................

(Please complete and return in the enclosed envelope if you plan to attend the Annual Meeting)

This Proxy is solicited on behalf of the Board of Directors of the Corporation

The undersigned hereby appoints Carl Krasik, William E. Marquis and Richard M. Pearlman, or any of them, each with full power of substitution, as attorneys and proxies of the undersigned to vote all Mellon Financial Corporation Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, April 16, 2002, at 10:00 A.M., on the 10th floor of Two Mellon Center, 501 Grant Street, Pittsburgh, Pennsylvania, and at any adjournment of such meeting, as fully and effectually as the undersigned could do if personally present, and hereby revokes all previous proxies for said meeting. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees for director and FOR Proxy Item 2, and will vote in their discretion on such other matters that may properly come before the meeting.

This Proxy is solicited on behalf of the Board of Directors of the Corporation, and may be revoked prior to its exercise. The Board of Directors recommends votes FOR the election of all nominees for director and FOR Proxy Item 2.

(Continued, and to be signed and dated, on reverse side)

FOLD AND DETACH HERE

You can now access your Mellon Financial account online.

Access your Mellon Financial Corporation shareholder account online via Investor ServiceDirectSM (ISD).

Mellon Investor Services LLC, agent for Mellon Financial Corporation, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) available to establish a PIN.

Investor ServiceDirectSM is currently only available for domestic individual and joint accounts.
• SSN
• PIN
• Then click on the Establish PIN button

Please be sure to remember your PIN, or maintain it in a secure place for future reference.

You are now ready to log in. To access your account please enter your:

• SSN
• PIN
• Then click on the Submit button

If you have more than one account, you will now be asked to select the appropriate account.

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.

• Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

Where a vote is not specified, the proxies will vote shares represented by this Proxy FOR the election of directors and FOR Proxy Item 2, and will vote in their discretion on such other matters that may properly come before the meeting.	Please mark your votes as indicated in X this example	☒

Proxy Item 1 – The election of directors

FOR all nominees listed herein (except as withheld in space provided) ☐	WITHHOLD AUTHORITY to vote for all nominees listed herein ☐	Nominees: 01 J.W. Connolly, 02 Steven G. Elliott, 03 Robert Mehrabian, 04 Wesley W. von Schack

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

Note: A vote FOR the election of directors includes discretionary authority to vote for a substitute if any nominee is unable to serve or for good cause will not serve.

Proxy Item 2—Ratification of appointment of KPMG LLP as independent public accountants.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, etc., full title as such should be shown. For joint accounts, each joint owner should sign. If more than one trustee is listed, all trustees should sign, unless one trustee has power to sign for all.

(Signature of Shareholder)

(Signature of Shareholder)

Dated: _________________________________________ , 2002

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
Internet and Telephone voting is available 24 Hours a Day, 7 Days a Week until 5 PM on Monday, April 15, 2002.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.eproxy.com/mel		1-800-435-6710

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the 2001 Annual Report (consisting of the 2001 Summary Annual Report and the 2001 Financial Annual Report) and Proxy Statement on the internet at www.mellon.com/annual